Exhibit 12

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2007(1)	2006	2005	2004	2003
	(Dollars in millions)

(Loss)/Income Before Income Taxes	$(1,215)	$1,483	$497	$(168)	$(46)
Less: Equity Income	2,049	1,459	873	347	54

(Loss)/Income Before Income Taxes and Equity Income	(3,264)	24	(376)	(515)	(100)
Add Fixed Charges:
Preference Dividends	118	86	86	34	—
Interest Expense	245	172	163	168	81
One-third of Rental Expense	52	39	37	30	30
Capitalized Interest	18	13	14	20	11

Total Fixed Charges	433	310	300	252	122
Less: Capitalized Interest	18	13	14	20	11
Less: Preference Dividends	118	86	86	34	—
Add: Amortization of Capitalized Interest	15	10	10	9	9
Add: Distributed Income of Equity Investees	1,787	1,332	647	228	32

(Loss)/Earnings Before Income Taxes and Fixed
Charges (other than Capitalized Interest)	$(1,165)	$1,577	$481	$(80)	$52

Ratio of Earnings to Fixed Charges	(2.7)*	5.1	1.6	(0.3)**	0.4 ***

(1)	(Loss)/income before income taxes includes the purchase accounting impacts of the OBS acquisition,

*	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges by $1.6 billion.

**	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $332 million.

***	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.

“Earnings” consist of income/(loss) before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee. Schering-Plough includes interest expense or interest income on unrecognized tax benefits as a component of income tax expense. “Fixed charges” consist of interest expense, capitalized interest, preference dividends and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases. Total rent expense was $156 million, $118 million, $110 million, $100 million and $91 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

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